As filed with the Securities and Exchange Commission on July 13, 2017
Registration No. 333-215331

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMMUNOCELLULAR THERAPEUTICS, LTD.
(Exact name of registrant as specified in its charter)

Delaware	2834	93-1301885
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
23622 Calabasas Road, Suite 300
Calabasas, California 91302
(818) 264-2300
(Address, including zip code and telephone number, including area code, of registrant’s principal place of business)

Anthony Gringeri, Ph.D.
ImmunoCellular Therapeutics, Ltd.
23622 Calabasas Road, Suite 300
Calabasas, California 91302
(818) 264-2300
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Glen Y. Sato John T. McKenna J. Carlton Fleming Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Barry I. Grossman Sarah E. Williams Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

__________________________________________________________________________________________
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(4)
Series B 8.0% Mandatorily Convertible Preferred Stock, par value $0.0001, stated value $1,080 per share (the "Preferred Stock")	$5,000,000	$580
Series 1 Warrants to Purchase Preferred Stock	—	—
Series 2 Warrants to Purchase Preferred Stock	—	—
Series 3 Warrants to Purchase Preferred Stock	—	—
Preferred Stock issuable under the Series 1 Warrants, the Series 2 Warrants and the Series 3 Warrants	$9,000,000	$1,160
Common Stock, par value $0.0001 per share, issuable upon conversion of the Preferred Stock (2)(3)	—	—

Total:	$14,000,000	$1,740

(1)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (Securities Act). Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rule 457(i) of and existing interpretations under the Securities Act, no separate registration fee is required for the Common Stock underlying the Preferred Stock and Warrants because such securities are being registered at the same time as the Preferred Stock and Warrants.

(3)	No fee pursuant to Rule 457(g).
(4)
Calculated pursuant to Rule 457(o) based on an estimate of the total proposed maximum aggregate offering price. The Registrant previously paid $2,318 with the initial filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus
SUBJECT TO COMPLETION, DATED JULY 12, 2017

5,000 Shares of Series B 8.0% Mandatorily Convertible Preferred Stock
Series 1 Warrants to Purchase up to 3,000 Shares of Series B Preferred Stock
Series 2 Warrants to Purchase up to 3,000 Shares of Series B Preferred Stock
Series 3 Warrants to Purchase up to 3,000 Shares of Series B Preferred Stock

We are offering up to 5,000 shares of our Series B 8.0% Mandatorily Convertible Preferred Stock, par value $0.0001 per share, with a stated value of $1,080.00 per share, or “Preferred Stock” or "Series B Preferred Stock", which is initially convertible into 7,397,260 shares of our common stock, par value $0.0001 per share, or “Common Stock”; assuming a conversion price of $0.73, which is equal to 87.5% of the lowest volume weighted average trading price of the Common Stock during the ten trading days ending July 3, 2017. Each share of our Preferred Stock is being sold together with: (i) 0.6 of a Series 1 Warrant to purchase one share of Preferred Stock, (ii) 0.6 of a Series 2 Warrant to purchase one share of Preferred Stock, and (iii) 0.6 of a Series 3 Warrant to purchase one share of Preferred Stock. The Preferred Stock, Series 1 Warrants, Series 2 Warrants and the Series 3 Warrants, which we refer to as the "Warrants," are immediately separable and will be issued separately, but will be purchased together in this offering. This prospectus also covers shares of Preferred Stock issuable upon exercise of the Warrants and shares of Common Stock issuable upon conversion of the Preferred Stock.
Each Warrant will have an initial exercise price of $1,000.00 per share of Preferred Stock. The Series 1 Warrant will be exercisable immediately after issuance and will expire three months from the date of issuance. The Series 2 Warrant will be exercisable immediately after issuance and will expire six months from the date of issuance. The Series 3 Warrant will be exercisable immediately after issuance and will expire twelve months from the date of issuance.
The Preferred Stock is convertible into shares of Common Stock by dividing the stated value of the Preferred Stock by the conversion price. The conversion price is equal to the lesser of (a) $ per share of Common Stock, referred to as the “Set Price,” subject to certain adjustments, and (b) 87.5% of the lowest volume weighted average price for our Common Stock as reported at the close of trading on the market reporting trade prices for the Common Stock during the ten trading days ending on, and including, the date of the notice of conversion. Each share of Preferred Stock still outstanding on the twelve-month anniversary of the applicable date of issuance will be automatically converted into shares of Common Stock at a conversion price equal to 87.5% of the lowest volume weighted average trading price of the Common Stock during the ten trading days ending on, and including the date of delivery of a notice of conversion, subject to adjustment and equity conditions as provided for in the Certificate of Designation.
Investing in our securities involves a high degree of risk. See the section titled "Risk Factors" beginning on page 6 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before you invest.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Our Common Stock is listed on the NYSE MKT under the symbol “IMUC.” The last reported sale price of our Common Stock on July 5, 2017 was $1.70 per share. There is no established public trading market for the Series B Preferred Stock, the Series 1 Warrants, the Series 2 Warrants or the Series 3 Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Series B Preferred Stock, the Series 1 Warrants, the Series 2 Warrants or the Series 3 Warrants on the NYSE MKT, any other national securities exchange or any other nationally recognized trading system.
Maxim Group LLC, which we refer to as the “representative,” has agreed to act as the representative of the underwriters in connection with this offering. The underwriters may engage one or more selected dealers in this offering.

		Per Share and Related Warrants	Total
Public offering price	$
Underwriter discount	$
Proceeds, before expenses, to us(1)	$

(1)	We estimate the total expenses of this offering payable by us, excluding the underwriting discount, will be approximately $485,000.

In addition, the Company has agreed to pay the underwriter a warrant solicitation fee equal to 2.5% of the gross proceeds from the exercise of any Warrants solicited by the underwriter. Please refer to the section entitled "Plan of Distribution" in this prospectus for additional information regarding total compensation for the underwriter.
The above summary of offering proceeds to us does not give effect to any exercise of the warrants being issued in this offering. Delivery of the Preferred Stock, the Series 1 Warrants, the Series 2 Warrants and the Series 3 Warrants is expected to be made on or before , 2017 subject to customary closing conditions.

Sole Book-Running Manager
Maxim Group LLC
The date of this prospectus is , 2017.

We and the underwriter have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of Preferred Stock, Series 1 Warrants, Series 2 Warrants, Series 3 Warrants or Common Stock.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission (SEC) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.
Neither we nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.
This prospectus and the documents incorporated by reference in this prospectus contain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

PROSPECTUS SUMMARY
This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus and in the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information contained in or incorporated by reference in this prospectus, including the information contained under the heading “Risk Factors” beginning on page 6 of this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering.
Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to ImmunoCellular Therapeutics, Ltd.
Company Overview
ImmunoCellular Therapeutics, Ltd. is a clinical-stage biotechnology company that is developing immune-based therapies for the treatment of cancers. Immunotherapy is an emerging approach to treating cancer in which a patient’s own immune system is stimulated to target tumor antigens, which are molecular signals that the immune system uses to identify foreign bodies. While some other cancer immunotherapies target only a single cancer antigen, our technology can elicit an immune response against several antigens simultaneously. Our clinical stage cancer immunotherapy programs are also distinguished by the fact that they target cancer stem cells (CSCs), which are the primary drivers of tumor growth and disease recurrence.
In June 2017, we announced that we had determined that we were unable to secure sufficient additional financial resources to complete the phase 3 registration trial of ICT-107, our patient-specific, dendritic cell-based immunotherapy for patients with newly diagnosed glioblastoma, which was previously our lead product candidate. As a result, we have suspended further patient randomization in the ICT-107 trial while we continue to seek a collaborative arrangement or acquisition of our ICT-107 program. The suspension of the phase 3 registration trial of ICT-107 is expected to reduce the amount of cash used in our operations.
We are developing Stem-to-T-Cell immunotherapies for the treatment of cancer based on rights to novel technology we exclusively licensed from the California Institute of Technology (Caltech). The technology originated from the labs of David Baltimore, Ph.D., Nobel Laureate and President Emeritus at Caltech, and utilizes the patient’s own hematopoietic stem cells to create antigen-specific killer T cells to treat cancer. We plan to utilize this technology to expand and complement our DC-based cancer immunotherapy platform, with the goal of developing new immunotherapies that kill cancer cells in a highly directed and specific manner and that can function as monotherapies or in combination therapy approaches.
Caltech’s technology potentially addresses the challenge, and limitation, that TCR (T cell receptor) technologies have faced of generating a limited immune response and having an unknown persistence in the patient’s body. We believe that by inserting DNA that encodes T cell receptors into hematopoietic stem cells rather than into T cells, the immune response can be transformed into a durable and more potent response that could effectively treat solid tumors. This observation has been verified in animal models by investigators at Caltech and the National Cancer Institute.
In March 2017, we announced the successful completion of the first milestone of our Stem-to-T-cell program; the sequencing of a selected TCR, that will become the basis for the product development program. In November 2015, we entered into a sponsored research agreement with The University of Texas MD Anderson Cancer Center with the goal of identifying a TCR sequence. In addition, in 2015 we acquired an option from Stanford University to evaluate certain technology related to the identification of TCRs that could prove useful in supporting our Stem-to-T-Cell research efforts. In March 2017, a TCR sequence for our Stem-to-T-Cell program became available.

In addition, we have entered into a sponsored research agreement with the University of Maryland, Baltimore (UMB). As part of this collaboration, UMB researchers are undertaking three projects to explore potential enhancements to our dendritic cell and Stem-to-T-Cell immunotherapy platforms.
We are also developing two other therapeutic immunotherapies: ICT-140 for ovarian cancer and ICT-121 for recurrent GBM. ICT-140 targets seven tumor-associated antigens expressed on ovarian cancer cells. Some of the antigens utilized in ICT-140 were also used in ICT-107. We filed an investigational new drug (IND) application for ICT-140 at the end of 2012 and the IND was allowed by the FDA in January 2013. We subsequently modified the design of the trial and amended the IND to reflect these changes in May 2013 and September 2014. These amendments were allowed by the FDA shortly after the submissions. In the interim, we upgraded our generalized DC immunotherapy manufacturing process to bring it to a phase 3 and commercial ready state. We plan to use this improved process to manufacture clinical supplies for the ICT-140 trial. Currently, we are holding the initiation of this trial until we can find a partner to share expenses.
ICT-121 specifically targets CD133, a CSC marker that is overexpressed in a wide variety of solid tumors, including ovarian, pancreatic, and breast cancers. We began screening patients in September 2013 for a single-site phase 1 trial in recurrent GBM. Originally it was our intention to enroll 20 patients at one site. However, during 2014, we determined that enrollment could be accelerated if additional sites were added to the study. In 2015 we added five sites and made modifications in the screening criteria to facilitate enrollment. As of July 21, 2016, the trial was fully enrolled. The trial was closed in March 2017 and the final results should be available within three to four months. Preliminary findings were presented at the ASCO conference in June 2017.
Autologous cell-based therapies must be manufactured separately for each patient. Consequently, the manufacturing costs are typically higher than other types of therapies that are not patient-specific. Our DC immunotherapy manufacturing process produces multiple doses for a patient from a single manufacturing run utilizing a single apheresis from the patient. Each manufacturing run takes three days to complete. In addition, the immunotherapy is stored frozen in liquid nitrogen making the logistics of shipping and administration to the patient easier than those for cell therapies that must be shipped fresh and administered to the patient within hours of manufacture.
While we believe that we have a promising technology portfolio of multiple clinical-stage candidates, we do not currently anticipate that we will generate any revenues from either product sales or licensing in the foreseeable future. We have financed the majority of our prior operations through the sales of securities and believe that we may access grants and awards to supplement future sales of securities. On September 18, 2015, the Company received an award in the amount of $19.9 million from the California Institute of Regenerative Medicine (CIRM) to partially fund our phase 3 trial of ICT-107. The award provided for a $4.0 million project initial payment, which was received during the fourth quarter of 2015, and up to $15.9 million in future milestone payments that are primarily dependent on patient enrollment and randomization in the ICT-107 phase 3 trial. In June 2016, the terms of the award from CIRM were amended to (i) increase the project initial payment by $1.5 million, which we received on July 18, 2016, and (ii) reduce the potential future milestone payments by a corresponding $1.5 million. The potential total amount of the award from CIRM remained at $19.9 million. Under the terms of the CIRM award, we are obligated to share future ICT-107 related revenue with CIRM. The percentage of revenue sharing is dependent on the amount of the award we receive and whether the revenue is from product sales or license fees. The maximum revenue sharing amount we may be required to pay to CIRM is equal to nine times the total amount awarded and received. We have the option to decline any and all amounts awarded by CIRM. As an alternative to revenue sharing, we have the option to convert the award to a loan, which option must be exercised on or before ten (10) business days after the FDA notifies us that it has accepted our application for marketing authorization. In the event we exercise our right to convert the award to a loan, we will be obligated to repay the loan within ten (10) business days of making such election, including interest at the rate of the three-month LIBOR rate (1.07% as of March 31, 2017) plus 25% per annum. As described above, we have suspended our ICT-107 trial. In the event that we terminate the trial, we will be obligated to repay the remaining CIRM funds on-hand. As of March 31, 2017, we had approximately $400,000 of remaining CIRM funds on-hand.

The estimated cost of completing the development of any of the current or potential immunotherapy candidates will require us to raise additional capital, generate additional capital from the uncertain exercise of outstanding warrants, or enter into collaboration agreements with third parties. There can be no assurances that we will be able to obtain any additional funding, or if such funding is available, that the terms will be favorable. In addition, collaborations with third parties may not be available to us and may require us to surrender rights to many of our products, which may reduce the potential share of returns in any licensed products. If we are unable to raise sufficient capital or secure collaborations with third parties, we will not be able to further develop our product candidates.
Recent Developments
We are undertaking an evaluation of strategic alternatives for our immuno-oncology research and development pipeline and technology platform, which may include a potential merger, consolidation, reorganization or other business combination, as well as the sale of the company or the company’s assets. While we evaluate strategic alternatives, we plan to continue to advance our research and development strategies.
In March 2017, we announced the signing of a non-binding letter of intent with Memgen, LLC to exclusively negotiate the terms to possibly establish an immuno-oncology strategic collaboration focused on conducting clinical trials combining the companies’ respective cancer immunotherapy product candidates. The discussions pertain to our DC-based immunotherapy product candidates and Memgen’s ISF35, a viral cancer immunotherapy encoding an optimized version of CD40 ligand.
Company Information
We filed our original Certificate of Incorporation with the Secretary of State of Delaware on March 20, 1987 under the name Redwing Capital Corp. On June 16, 1989, we changed our name to Patco Industries, Ltd. and conducted an unrelated business under that name until 1994. On January 30, 2006, we amended our Certificate of Incorporation to change our name to Optical Molecular Imaging, Inc. in connection with our merger on January 31, 2006 with Spectral Molecular Imaging, Inc. The acquisition was accounted for as a reverse merger, with Spectral Molecular Imaging deemed to be the accounting acquirer and Optical Molecular Imaging deemed to be the legal acquirer. As such, the consolidated financial statements herein reflect the historical activity of Spectral Molecular Imaging since its inception on February 25, 2004. On November 2, 2006, we amended our Certificate of Incorporation to change our name to ImmunoCellular Therapeutics, Ltd. to reflect the disposition of our Spectral Molecular Imaging subsidiary and the acquisition of our cellular-based technology from Cedars-Sinai.
Our principal executive offices are located at 23622 Calabasas Road, Suite 300, Calabasas, California 91302, and our telephone number at that address is (818) 264-2300.

SUMMARY OF THE OFFERING
Securities Offered
5,000 shares of our Preferred Stock, each sold together with (i) 0.6 of a Series 1 Warrant to purchase one share of Preferred Stock, (ii) 0.6 of a Series 2 Warrant to purchase one share of Preferred Stock and (iii) 0.6 of a Series 3 Warrant to purchase one share of Preferred Stock. This prospectus also covers shares of Common Stock issuable upon conversion of the Preferred Stock.

Description of Preferred Stock	For additional information see “Description of the Securities We Are Offering — Preferred Stock.”
Preferred Stock Outstanding Immediately Before this Offering	None.
Preferred Stock Outstanding Immediately After this Offering	5,000 shares of Series B Preferred Stock.
Certificate of Designation for Preferred Stock
We intend to file a certificate of designation setting forth the preferences, rights and limitations, or “Certificate of Designation,” pertaining to the Preferred Stock with the Delaware Secretary of State. The Certificate of Designation will be controlling with regard to the preferences, rights and limitations of the Preferred Stock holders for all purposes.

Ranking of Preferred Stock
The Preferred Stock will rank senior to our Common Stock and other classes of capital stock with respect to dividend and redemption, unless the holders of a majority of the outstanding shares of Preferred Stock consent to the creation of parity stock or senior preferred stock.

Dividends on Preferred Stock
Holders of Preferred Stock are entitled to receive cumulative dividends at the rate of 8.0% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the original issue date and on each conversion date, and ending on the date that is 12 months following the original issuance date. We have the right to pay dividends in cash or in shares of Common Stock. If we do not have funds legally available to pay cash dividends and certain equity conditions are not met, at the election of the holder, such dividends accrete to and increase the outstanding stated value of the Preferred Stock.

Conversion Price
The Preferred Stock is convertible into shares of Common Stock by dividing the stated value of the Preferred Stock by the conversion price. The conversion price is equal to the lesser of (a) $      per share of Common Stock, referred to as the “Set Price,” subject to certain adjustments, and (b) 87.5% of the lowest volume weighted average price for our Common Stock as reported at the close of trading on the market reporting trade prices for the Common Stock during the ten trading days ending on, and including, the date of the notice of conversion, subject to adjustment as provided for in the Certificate of Designation. The conversion price is subject to a floor of  $0.35, except in the event of anti-dilution adjustments.

Mandatory Conversion

Subject to certain equity conditions, each share of Preferred Stock outstanding on the twelve-month anniversary of the applicable date of issuance will be automatically converted into shares of Common Stock at the conversion price described above.

Series 1 Warrant Terms
Each share of our Preferred Stock will be sold together with 0.6 of a Series 1 Warrant to purchase one share of Preferred Stock at an exercise price equal to $1,000. Each Series 1 Warrant will be immediately exercisable and will expire on the three-month anniversary of the original issuance date. The Series 1 Warrants will be issued in certificated form. See “Description of the Securities We Are Offering —Warrants.” This prospectus also covers the offering of shares of Preferred Stock issuable upon exercise of the Series 1 Warrants.

Series 2 Warrant Terms
Each share of our Preferred Stock will be sold together with 0.6 of a Series 2 Warrant to purchase one share of Preferred Stock at an exercise price equal to $1,000. Each Series 2 Warrant will be immediately exercisable and will expire on the six-month anniversary of the original issuance date. The Series 2 Warrants will be issued in certificated form. See “Description of the Securities We Are Offering —Warrants.” This prospectus also covers the offering of shares of Preferred Stock issuable upon exercise of the Series 2 Warrants.

Series 3 Warrant Terms
Each share of our Preferred Stock will be sold together with 0.6 of a Series 3 Warrant to purchase one share of Preferred Stock at an exercise price equal to $1,000. Each Series 3 Warrant will be immediately exercisable and will expire on the twelve-month anniversary of the original issuance date. The Series 3 Warrants will be issued in certificated form. See “Description of the Securities We Are Offering —Warrants.” This prospectus also covers the offering of shares of Preferred Stock issuable upon exercise of the Series 3 Warrants.

Use of Proceeds
We expect to use approximately $3.8 million of the net proceeds from this offering to reduce outstanding accounts payable balances and for restructuring costs for transitioning to the immune-oncology research program. Following the payments described above, we expect that the net proceeds from this offering available to fund our operations will be approximately $400,000. We currently intend to use such proceeds to continue our Stem-to-T-cell research program and for working capital and general corporate purposes as we work to evaluate strategic alternatives for our immuno-oncology research and development pipeline and technology platform, which may include a potential merger, consolidation, reorganization or other business combination, as well as the sale of the company or the company’s assets. We may use a portion of the net proceeds of this offering to acquire additional technologies.

Risk Factors
See “Risk Factors” beginning on page 6 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

Market Symbol and Trading
Our Common Stock is listed on the NYSE MKT under the symbol “IMUC.” We do not intend to list the Preferred Stock or the Warrants on the NYSE MKT, any other national securities exchange or any other nationally recognized trading system.

Common Stock Outstanding Immediately After This Offering
10,846,335 shares, based on 7,397,260 shares of Common Stock issuable upon the conversion of the Preferred Stock, assuming a conversion price of $0.73, which is equal to 87.5% of the lowest volume weighted average trading price of the Common Stock during the ten trading days ending July 3, 2017, and excludes the Common Stock underlying the Warrants offered by this prospectus, based on their respective initial exercise prices.

The number of shares of our Common Stock to be outstanding after this offering as shown above is based on 3,449,075 shares issued and outstanding as of March 31, 2017 and excludes as of that date:

•	156,415 shares of our Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $43.21 per share;

•	7,862 shares of our Common Stock issuable upon the settlement of outstanding restricted stock units;

•
1,673,103 shares of our Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $17.20 per share (without giving effect to any of the anti-dilution adjustment provisions thereof);

•	201,697 shares of our Common Stock to be reserved for potential future issuance pursuant to our 2016 Equity Incentive Plan; and

•	15,000 shares of our Common Stock held in escrow pursuant to a preferred stock purchase agreement dated December 3, 2009 with Socius Capital Group, LLC.
The number of shares of our Common Stock to be outstanding immediately after this offering as shown above does not include up to approximately $14.3 million of shares of our Common Stock that remained available for sale at March 31, 2017 under our Controlled Equity OfferingSM Sales Agreement (Sales Agreement) with Cantor Fitzgerald & Co., as agent. Between March 31, 2017 and the date of this prospectus, no shares were sold under the Sales Agreement.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks described under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, as filed with the SEC on May 15, 2017, which descriptions are incorporated in this prospectus by reference in its entirety and the risks described below, and other information in this prospectus before deciding to invest in or maintain your investment in our company. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related To Our Business

The estimated cost of completing the development of any of our current immunotherapy product candidates and of obtaining all required regulatory approvals to market any of those product candidates is substantially greater than the amount of funds we currently have available. Even if this offering is successful, we expect to use most or substantially all of the proceeds to pay creditors and to implement the change to our business focused on the stem-to-t-cell research and platform and will not have enough cash resources to fund the business for the next 4 months from the filing of this prospectus, and we will need to raise additional capital to continue future operations, which additional capital may not be available on acceptable terms or at all.

As of March 31, 2017, we had working capital of $4,979,015, compared to working capital of $10,175,846 as of December 31, 2016. The estimated cost of completing the development of any of our current immunotherapy product candidates and of obtaining all required regulatory approvals to market any of those product candidates is substantially greater than the amount of funds we currently have available. In June 2017, we announced that we had determined that we were unable to secure sufficient additional financial resources to complete the phase 3 registration trial of ICT-107. As a result, we have suspended further patient randomization in the ICT-107 trial while we continue to seek a collaborative arrangement or acquisition of our ICT-107 program. Even though the suspension of the phase 3 registration trial of ICT-107 is expected to reduce the amount of cash used in our operations, we do have enough cash resources to fund the business for the next 12 months from the filing of this prospectus. Successful completion of our research and development activities, and our transition to attaining profitable operations, is dependent upon obtaining financing. Assuming we successfully close this offering, we expect that we will have sufficient cash to fund our operations for approximately three months assuming no revenue generation and a timely wind down of our ICT-107 program. Additional financing may not be available on acceptable terms or at all. If we issue additional equity securities to raise funds, the ownership percentage of existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of Common Stock. If we cannot raise funds, we might be forced to make substantial reductions in the on-going clinical trials, thereby damaging our reputation in the biotech and medical communities which could adversely affect our ability to implement our business plan and our viability. If we cannot raise additional funds, we may be required to defer, reduce or eliminate significant planned expenditures, restructure, curtail or eliminate some or all of our development programs or other operations, dispose of technology or assets, pursue an acquisition of our company by a third party at a price that may result in a loss on investment for our stockholders, enter into arrangements that may require us to relinquish rights to certain of our product candidates, technologies or potential markets, file for bankruptcy or cease operations altogether. Any of these events could damage our reputation in the biotech and medical communities which could adversely affect our ability to implement our business plan and our viability, and could have a material adverse effect on our business, financial condition and results of operations. Moreover, if we are unable to obtain additional funds on a timely basis, there will be substantial doubt about our ability to continue as a going concern and increased risk of insolvency and loss of investment by our stockholders.

Risks Related to the Offering
Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.
We currently intend to use the proceeds of this offering: to reduce our current accounts payable balances, to wind down our phase 3 clinical trial of ICT-107, to continue our Stem-to-T-cell research program and for working capital and general corporate purposes as we work to evaluate strategic alternatives for our immuno-oncology research and development pipeline and technology platform, which may include a potential merger, consolidation, reorganization or other business combination, as well as the sale of the company or the company’s assets. We may also use a portion of the net proceeds of this offering to acquire additional technologies. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. In June 2017, we announced that we had determined that we were unable to secure sufficient additional financial resources to complete the phase 3 registration trial of ICT-107, which was previously our lead product candidate. As a result, we have suspended further patient randomization in the ICT-107 trial while we continue to seek a collaborative arrangement or acquisition of our ICT-107 program. Given our limited financing options, we are undertaking an evaluation of strategic alternatives for our immuno-oncology research and development pipeline and technology platform, which may include a potential merger, consolidation, reorganization or other business combination, as well as the sale of the company or the company’s assets. While we evaluate strategic alternatives, we plan to continue to advance our research and development strategies. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our Common Stock to decline.
Investors in this offering will experience immediate and substantial dilution.
Since the assumed combined public offering price per share of the Preferred Stock and related Warrants offered pursuant to this prospectus is expected to be substantially higher than the net tangible book value per share of our Common Stock, you will suffer immediate and substantial dilution in the net tangible book value of the Common Stock underlying the Preferred Stock and Preferred Stock underlying the Warrants from the assumed combined public offering price per share of Preferred Stock and related Warrants that you pay in this offering. Our net tangible book value as of March 31, 2017 was approximately $262,300, or $0.08 per share. After giving effect to the assumed sale by us of 5,000 shares of Preferred Stock and related Warrants in this offering at an assumed combined public offering price of $1,000 per share of Preferred Stock and related Warrants (and an assumed Conversion Price of $0.73 per share, which is equal to 87.5% of the lowest volume weighted average trading price of the Common Stock during the ten trading days ending July 3, 2017), and after deducting underwriting discounts, original issue discounts, commissions and other estimated offering expenses payable by us, and allocating approximately $2.8 million of the proceeds to the Warrants and deducting approximately $198,000 from our pro-forma net equity to account for the increase in the liability associated with the revaluation of our existing warrant derivatives, you will suffer immediate dilution of $0.59 per share in the net tangible book value of the Common Stock you acquire. In the event that you exercise the Warrants, you will experience additional dilution. See the section titled “Dilution” below for a more detailed discussion of the dilution you would incur if you purchase Preferred Stock and related Warrants in this offering.
In addition, we have a significant number of stock options and warrants outstanding. To the extent that outstanding stock options or warrants, including the Warrants offered in this prospectus, have been or may be exercised or other shares issued, you may experience further dilution.
The offering price determined for this offering is not an indication of our value.
The assumed combined public offering price of the Preferred Stock and related Warrants and the initial conversion price of the Preferred Stock and the initial exercise price of the Warrants may not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the assumed combined public offering price for the Preferred Stock and related Warrants as an indication of the value of the Common Stock underlying the Preferred Stock and the Warrants. After the date of this prospectus, the Common Stock may trade at prices above or below the price per share of Common Stock imputed by the offering price.
Future sales of substantial amounts of our Common Stock could adversely affect the market price of our Common Stock.
We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our Common Stock in this offering or result in downward pressure on the price of our Common Stock, and our ability to raise capital in the future.

The exercise of outstanding options and warrants to acquire shares of our Common Stock would cause additional dilution, which could cause the price of our Common Stock to decline.
In the past, we have issued options and warrants to acquire shares of our Common Stock. At March 31, 2017, there were 156,415 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $43.21 per share and 1,673,103 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $17.20 per share, and we may issue additional options, warrants and other types of equity in the future as part of stock-based compensation, capital raising transactions, technology licenses, financings, strategic licenses or other strategic transactions. To the extent these options and warrants are ultimately exercised, existing holders of our Common Stock would experience additional dilution which may cause the price of our Common Stock to decline.
Securities analysts may not continue to cover our Common Stock, and this may have a negative impact on our Common Stock’s market price.
The trading market for our Common Stock depends, in part, on the research and reports that securities analysts publish about us and our business. We do not have any control over these analysts. If our stock is downgraded by a securities analyst, our stock price would likely decline. If the analyst ceases to cover us or fails to publish regular reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult.
Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions:

•	establish that members of our board of directors may be removed upon an affirmative vote of stockholders owning a majority of our capital stock

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

•	limit who may call a special meeting of stockholders;

•	establish advance notice requirements for nominations for election to our board of directors; and

•	provide that the authorized number of directors may be changed by a resolution of our board of directors, provided that the number is within the limits established by the bylaws.
In addition, Section 203 of the Delaware General Corporation Law, which imposes certain restrictions relating to transactions with major stockholders, may discourage, delay or prevent a third party from acquiring us.
Risks Related to the Preferred Stock and the Warrants.
There is no public market for the Preferred Stock, the Series 1 Warrants, the Series 2 Warrants or the Series 3 Warrants.
There is no established public trading market for the Preferred Stock, the Series 1 Warrants, the Series 2 Warrants or the Series 3 Warrants offered by this prospectus and we do not expect a market to develop. In addition, we do not intend to apply to list the Preferred Stock, the Series 1 Warrants, the Series 2 Warrants or the Series 3 Warrants on any national securities exchange or other nationally recognized trading system, including the NYSE MKT. Without an active market, the liquidity of the Preferred Stock, the Series 1 Warrants, the Series 2 Warrants and the Series 3 Warrants will be limited.
As a holder of the Preferred Stock or Warrants, you have no voting rights.
You will have no voting rights as a holder of the Preferred Stock, Series 1 Warrants, Series 2 Warrants or the Series 3 Warrants. Our Common Stock is currently the only class of our securities that carries full voting rights.
Until you acquire shares of our common stock upon the conversion of your preferred stock or exercise of your warrants, you will have no rights with respect to shares of our common stock issuable upon conversion of your preferred stock or exercise of your warrants. Upon conversion of your preferred stock or exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

We may lose our current NYSE MKT listing of our common stock and may not be eligible to list our common stock on other exchanges. If we are unable to maintain compliance with NYSE MKT continued listing standards and policies, the NYSE MKT may commence proceedings to delist our common stock, and in some cases, determine to suspend trading in our common stock immediately without an opportunity to propose a plan that could enable us to regain compliance, which would likely cause the liquidity and market price of our common stock to decline and you could lose your investment.
Our common stock currently trades on the NYSE MKT under the symbol IMUC. If we fail to adhere to the NYSE MKT’s strict listing criteria, our stock may be delisted. For example, on June 23, 2017, we were notified by the NYSE MKT that the Company is not in compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide (requiring stockholders’ equity of $6 million or more if the Company has reported losses from continuing operations and/or net losses in its five most recent fiscal years). As of March 31, 2017, the Company had stockholders’ equity of $478,725. Accordingly, the Company has become subject to the procedures and requirements of Section 1009 of the NYSE MKT Company Guide and must submit a plan of compliance by July 23, 2017 addressing how the Company intends to regain compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide by December 23, 2018. The Company intends to submit a plan to regain compliance with NYSE MKT listing standards. If the Company does not regain compliance with those standards, or does not make progress consistent with the plan, the NYSE MKT staff may commence delisting proceedings.
If our common stock is delisted from the NYSE MKT, it could potentially impair the liquidity of our securities not only in the number of shares that could be bought and sold at a given price, which might be depressed by the relative illiquidity, but also through delays in the timing of transactions and the potential reduction in media coverage. As a result, an investor might find it more difficult to dispose of our common stock. We believe that current and prospective investors would view an investment in our common stock more favorably if it continues to be listed on the NYSE MKT.
If our Common Stock is delisted, your ability to transfer or sell the Preferred Stock or Warrants may be limited and the market value of the Preferred Stock or Warrants will likely be materially adversely affected.
We expect that, to some extent, the value of the Preferred Stock, Series 1 Warrants, Series 2 Warrants or the Series 3 Warrants will be tied to the perceived value of their conversion and exercise features. If our Common Stock is delisted from the NYSE MKT, your ability to transfer or sell the Preferred Stock, Series 1 Warrants, Series 2 Warrants or the Series 3 Warrants may be limited and the market value of the Preferred Stock, Series 1 Warrants, Series 2 Warrants and the Series 3 Warrants will likely be materially adversely affected.
We expect that the market value of the Preferred Stock and Warrants will be significantly affected by changes in the market price of our Common Stock, which could change substantially at any time.
We expect that the market value of the Preferred Stock and Warrants will depend on a variety of factors, including, without limitation, the market price of our Common Stock. Each of these factors may be volatile, and may or may not be within our control. For example, we expect the market value of the Preferred Stock and Warrants will increase with increases in the market price of our Common Stock. The market price of the Common Stock has been volatile in the past and could fluctuate widely in response to various factors.
We may issue additional shares of our Common Stock or instruments convertible or exercisable into our Common Stock, including in connection with exercise of the Preferred Stock and the Warrants, and thereby materially and adversely affect the market price of our Common Stock, and, in turn, the market value of the Preferred Stock and the Warrants.
Subject to certain contractual limitations, under the Certificate of Designation and Underwriting Agreement, we are under, we may offer and sell additional shares of our Common Stock or other securities convertible into or exercisable for our Common Stock during the life of the Preferred Stock and the Warrants. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our Common Stock. If we issue additional shares of our Common Stock or instruments convertible or exercisable into our Common Stock, it may materially and adversely affect the price of our Common Stock and, in turn, the market value of the Preferred Stock and the Warrants. Furthermore, the conversion or exercise of some or all of our outstanding derivative securities, including the Preferred Stock and the Warrants, will dilute the ownership interests of existing stockholders, and any sales in the public market of shares of our Common Stock issuable upon any such conversion or exercise could adversely affect prevailing market prices of our Common Stock or the market value of the Preferred Stock and the Warrants.
Holders of the Preferred Stock and the Warrants will be entitled to only limited rights with respect to our Common Stock, and will be subject to all changes made with respect to our Common Stock to the extent holders receive shares of Common Stock pursuant to the terms of the Preferred Stock and the Warrants.
Holders of the Preferred Stock and the Warrants will be entitled to only limited rights with respect to our Common Stock until the time at which they become holders of our Common Stock pursuant to the terms of the Preferred Stock and the Warrants, but will be subject to all changes affecting our Common Stock before that time. For example, if an amendment is proposed to our articles of incorporation requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs before the date you are deemed to be a record holder of our Common Stock, you generally will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes affecting our Common Stock.
A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.
A large number of shares that are issuable upon conversion of the Preferred Stock or exercise of the Warrants may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of our common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of our common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (Securities Act).
To the extent we issue shares of our Common Stock to satisfy all or a portion of our conversion or exercise obligations, conversion of the Preferred Stock will dilute the ownership interest of our existing stockholders, including holders who had previously converted their Preferred Stock.
Issuance of shares of Common Stock upon conversion of the Preferred Stock will dilute the ownership interest of our existing stockholders. Further, any sales in the public market of our Common Stock issuable upon such exercise could adversely affect prevailing market prices of our Common Stock. In addition, the existence of the Preferred Stock and Warrants may encourage short selling by market participants because the conversion of the Preferred Stock could depress the price of our Common Stock.
You may receive less valuable consideration than expected because the value of our Common Stock may decline after you convert the Preferred Stock or exercise the Warrants issued in this offering, but before we settle our obligation thereunder.
A converting or exercising holder will be exposed to fluctuations in the value of our Common Stock during the period from the date such holder converts the Preferred Stock or surrenders the Warrants for exercise until the date we settle our exercise obligation. Upon conversion of the Preferred Stock and exercise of the Warrants, we will be required to deliver the shares of our Common Stock, on the third business day following the relevant conversion or exercise date. Accordingly, if the price of our Common Stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the value on the exercise date.
If we explore or engage in future business combinations or other transactions, we may be subject to various uncertainties and risks.
From time-to-time, unrelated third-parties approach the Company about potential transactions, including business combinations. Recently, we have had preliminary discussions with one such third party to explore, among other things, a potential business combination. We have not, however, completed a review of matters that would be required prior to entering into any such transaction such as due diligence, negotiating and agreeing upon terms and obtaining approval from our board of directions. As such, to date, we have not entered into any agreements related to any business combination. While we may explore such opportunities when they arise, we could not pursue any proposed business combination or other transaction unless our board of directors first has determined that doing so would be in our and our stockholders’ interest. There can be no assurance that we will negotiate acceptable terms, enter into binding agreements or successfully consummate any business combination or other transaction with this private company or any other third parties.
We cannot currently predict the effects a future, potential business combination or other transaction would have on holders of the Preferred Stock, Warrants or any of our other securities. There are various uncertainties and risks relating to our evaluation and negotiation of possible business combination or other transactions, our ability to consummate such transactions and the consummation of such transactions, including:

•
evaluation and negotiation of a proposed transaction may distract management from focusing our time and resources on execution of our operating plan, which could have a material adverse effect on our operating results and business;

•	the process of evaluating proposed transactions may be time consuming and expensive and may result in the loss of business opportunities;

•	perceived uncertainties as to our future direction may result in increased difficulties in retaining key employees and recruiting new employees, particularly senior management;

•	even if our board of directors negotiates a definitive agreement, successful integration or execution of a business combination or other transaction will be subject to additional risks;

•
the current market price of our Common Stock may reflect a market assumption that a transaction will occur, and during the period in which we are considering a transaction, the market price of our Common Stock could be highly volatile;

•
a failure to complete a transaction could result in a negative perception by our investors generally and could cause a decline in the market price of our Common Stock, as well as lead to greater volatility in the market price of our Common Stock, all of which could adversely affect our ability to access the equity and financial markets, as well as our ability to explore and enter into different strategic alternatives;

•	expected benefits may not be successfully achieved;

•
such transactions may increase our operating expenses and cash requirements, cause us to assume or incur indebtedness or contingent liabilities, make it difficult to retain management and key personnel; and

•	dilution of our existing stockholders if such transaction involves our issuing dilutive securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.” Examples of our forward-looking statements include:

•	our current views with respect to our business strategy, business plan and research and development activities;

•	the progress of our product development programs, including clinical testing and the timing of commencement and results thereof;

•	our projected research and development expenses;

•	our ability to wind down the phase 3 study of ICT-107;

•	our ability to continue development plans for our Stem-to-T-Cell program, ICT-140 and ICT-121;

•	our ability to pursue strategic alternatives, including for our immuno-oncology research and development pipeline and technology platform;

•	our ability to enter into a strategic collaboration with Memgen;

•	our anticipated use of proceeds from this offering; and

•	our ability to further develop our technologies into product candidates.
The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.
We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of securities means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to purchase these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS
Assuming that all 5,000 shares of Preferred Stock and related Warrants are sold in this offering, we estimate that our net proceeds from this offering will be approximately $4.2 million, excluding the proceeds, if any, from the exercise of the Warrants, based on the assumed public offering price of $1,000 per share of Preferred Stock and related Warrants and after deducting underwriting discounts, commissions and other estimated offering expenses payable by us.
We expect to use approximately $3.8 million of the net proceeds from this offering to reduce outstanding accounts payable balances and for restructuring costs for transitioning to the immuno-oncology research program. We currently have approximately $3.0 million outstanding accounts payable balances as of May 31, 2017.
Following the payments described above, we expect that the net proceeds from this offering available to fund our operations will be approximately $400,000. We currently intend to use such proceeds as follows:
•approximately $100,000 to continue our Stem-to-T-cell research program; and
•approximately $300,000 for working capital and general corporate purposes as we work to evaluate strategic alternatives for our immuno-oncology research and development pipeline and technology platform, which may include a potential merger, consolidation, reorganization or other business combination, as well as the sale of the company or the company’s assets.
We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we are not currently planning or negotiating any such transactions. Pending these uses, we intend to invest our net proceeds from this offering primarily in investment grade, interest-bearing instruments. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds.
.

MARKET PRICE OF OUR COMMON STOCK
Market Information
Our Common Stock has been traded on the NYSE MKT since May 30, 2012 under the symbol “IMUC.” Our Common Stock previously traded on the OTC Bulletin Board over-the-counter market. The price information in the table below for periods prior to the listing of our Common Stock on the NYSE MKT reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

Quarter Ended	High	Low
March 31, 2015	$32.81	$19.20
June 30, 2015	$21.60	$17.06
September 30, 2015	$25.40	$14.00
December 31, 2015	$21.20	$13.61
March 31, 2016	$15.03	$8.07
June 30, 2016	$13.60	$8.07
September 30, 2016	$10.60	$4.44
December 31, 2016	$4.80	$1.83
March 31, 2017	$4.27	$1.85
June 30, 2017 (through July 5, 2017)	$3.12	$0.80
The reported last sale price of our Common Stock on the NYSE MKT on July 5, 2017 was $1.70 per share.
Stockholders
As of July 5, 2017, there were 36 holders of record of our Common Stock, not including any persons who hold their stock in “street name.”

DIVIDEND POLICY
We have not paid any dividends on our Common Stock to date and do not anticipate that we will pay dividends on our Common Stock in the foreseeable future. Any payment of cash dividends on our Common Stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the board of directors may think are relevant.

DILUTION
If you purchase securities in this offering, you will experience dilution to the extent of the difference between the price per share of the Preferred Stock and related Warrants you pay in this offering and the net tangible book value per share of our Common Stock underlying the Preferred Stock, and will be further diluted assuming the Series 1 Warrants, Series 2 Warrants and the Series 3 Warrants are accounted for as derivatives and classified as liabilities. The net tangible book value of our Common Stock on March 31, 2017 was $262,300 or $0.08 per share (based upon 3,449,075 shares of our Common Stock outstanding). Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our Common Stock outstanding.
After giving effect to the assumed sale in this offering by us of 5,000 shares of Preferred Stock and related Warrants at an assumed combined public offering price of $1,000 per share of Preferred Stock and related Warrants (assuming a Conversion Price of $0.73 per share) and after deducting underwriting discounts, original issue discounts, commissions and other estimated offering expenses payable by us, and allocating approximately $2.8 million of the proceeds to the Series 1 Warrants, the Series 2 Warrants and the Series 3 Warrants and deducting approximately $198,000 to account for the estimated increase in the liability associated with the revaluation of our existing warrant derivatives, our as adjusted net tangible book value as of March 31, 2017 would have been approximately $1.5 million, or $0.14 per share of Common Stock. This represents an immediate increase in tangible net book value of $0.06 to existing stockholders and an immediate dilution of $0.59 per share to new investors purchasing Preferred Stock and related Warrants in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share (assumed conversion of Preferred Stock as described above)		$0.73
Net tangible book value per share as of March 31, 2017	$0.08
Increase per share attributable to new investors in this offering	0.06
As adjusted net tangible book value per share as of March 31, 2017 after giving effect to this offering		0.14
Dilution per share to investors participating in this offering		$0.59
The discussion and table above assume (i) the sale by us of 5,000 shares of Preferred Stock and related Warrants, (ii) no exercise of the Warrants, and (iii) no receipt of cash upon the exercise of the Warrants. Upon the exercise of the Warrants and the conversion of the Preferred Stock underlying the Warrants, holders of the Warrants will experience additional dilution.  The calculations above exclude shares of Common Stock issuable upon the outstanding derivative securities described in this Prospectus. The discussion and table above do not take into account further dilution to new investors that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the public offering price per share in this offering.
The number of shares of our outstanding Common Stock reflected in the discussion and table above is based on 3,449,075 shares of Common Stock issued and outstanding as of March 31, 2017 and excludes, as of that date:

•	156,415 shares of our Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $43.21 per share;

•	7,862 shares of our Common Stock issuable upon the settlement of outstanding restricted stock units;

•
1,673,103 shares of our Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $17.20 per share (without giving effect to any of the anti-dilution adjustment provisions thereof);

•	201,697 shares of our Common Stock to be reserved for potential future issuance pursuant to our 2016 Equity Incentive Plan; and

•	15,000 shares of our Common Stock held in escrow pursuant to a preferred stock purchase agreement dated December 3, 2009 with Socius Capital Group, LLC.

If we raise additional capital in the future, we may in the future sell substantial additional amounts of Common Stock or securities convertible into or exercisable for Common Stock. We may also choose to raise additional capital due to market conditions or other strategic considerations even if we believe we have sufficient funds for our current or future operating plans. The issuance of these securities could result in further dilution to our shareholders.
The number of shares of our Common Stock to be outstanding immediately after this offering as shown above does not include up to approximately $14.3 million of shares of our Common Stock that remained available for sale at March 31, 2017 under our Sales Agreement with Cantor Fitzgerald & Co., as agent. Between March 31, 2017 and the date of this prospectus, no shares were sold under the Sales Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of our common stock as of July 3, 2017 (a) by each person known by us to own beneficially 5% or more of our common stock, (b) by each of our named executive officers as set forth in our proxy statement for our 2017 Annual Meeting of Stockholders and our directors and (c) by all our executive officers and directors as a group. Our calculation of the percentage of beneficial ownership prior to this offering is based on 3,449,075 shares of our common stock outstanding as of March 31, 2017. We have based our calculation of the percentage of beneficial ownership after this offering on 10,846,335 shares of our common stock outstanding immediately after the closing of this offering, assuming conversion of all shares of Preferred Stock at an assumed Conversion Price of $0.73, which is equal to 87.5% of the lowest volume weighted average trading price of the Common Stock during the ten trading days ending July 3, 2017, and no exercise of the Warrants. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all the shares beneficially owned by them.

Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned (2)	Before Offering	After Offering
John S. Yu, M.D.	14,169(3)	*	*

Anthony Gringeri, Ph.D.	18,561(4)	*	*

David Fractor	8,301(5)	*	*

Rahul Singhvi, Sc.D.	12,351(6)	*	*

Steven J. Swanson, Ph.D.	7,239(7)	*	*

Gary S. Titus	7,822(8)	*	*

Gregg A. Lapointe	3,376(9)	*	*

Mark A. Schlossberg	3,376(10)	*	*

All executive officers and directors as a group (9 persons)	75,196(11)	2.13%	0.69%
_________

*	Less than 1%.

(1)	The address of each of the persons shown is c/o ImmunoCellular Therapeutics, Ltd., 23622 Calabasas Road, Suite 300, Calabasas, California 91302.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days of July 3, 2017, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(3)	Includes 13,661 shares of common stock underlying stock options that are exercisable within 60 days of July 3, 2017.

(4)	Includes 12,265 shares of common stock underlying stock options that are exercisable within 60 days of July 3, 2017 and warrants to purchase 525 shares of common stock.

(5)	Includes 5,129 shares of common stock underlying stock options that are exercisable within 60 days of July 3, 2017 and warrants to purchase 291 shares of common stock.

(6)	Includes 11,976 shares of common stock underlying stock options that are exercisable within 60 days of July 3, 2017.

(7)	Includes 6,524 shares of common stock underlying stock options that are exercisable within 60 days of July 3, 2017.

(8)	Includes 7,122 shares of common stock underlying stock options that are exercisable within 60 days of July 3, 2017.

(9)	Includes 3,376 shares of common stock underlying stock options that are exercisable within 60 days of July 3, 2017.

(10)	Includes 3,376 shares of common stock underlying stock options that are exercisable within 60 days of July 3, 2017.

(11)	Includes 103,196 shares of common stock underlying stock options that are exercisable within 60 days of July 3, 2017 and warrants to purchase 1,539 shares of common stock.

DESCRIPTION OF CAPITAL STOCK
As of the date of this prospectus, our authorized capital stock consists of 50,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of preferred stock, $0.0001 par value. A description of material terms and provisions of our amended and restated certificate of incorporation and amended and restated bylaws affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws.
Common Stock
The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our board of directors from funds legally available therefor. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of our common stock. All shares of our common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.
On November 18, 2016, we effected a one-for-forty reverse stock split or our common stock. Upon the effectiveness of the reverse stock split (i) every forty shares of our outstanding common stock was combined into one share of common stock, (ii) the number of shares of common stock for each outstanding option or warrant to purchase common stock is exercisable was proportionately adjusted, and (iii) the exercise price of each outstanding option or warrant to purchase common stock was proportionately increased.
Preferred Stock
Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 1,000,000 shares preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with financings, possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of our company, may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock, and may reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.
Warrants
October 2012 Warrants
The following summary description of the material features of the outstanding warrants that we issued in October 2012 is general and is qualified in its entirety by reference to the form of warrant, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Each warrant represents the right to purchase shares of our common stock at an exercise price of $106.00 per share. Each warrant may be exercised after the date of issuance through and including the date that is five years after the date the warrant is first exercisable.

Exercise. The warrants may be exercised on or prior to the expiration date at the offices of the warrant agent, with the delivery of a written notice in the form attached to the warrant completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised in the form discussed below. Within three trading days, certificates representing the shares of our common stock purchased will be delivered to the warrant holder, or at the warrant holder’s request, the warrant shares will be credited to the warrant holder’s account with the Depository Trust Company. The warrants may be exercised in whole or in part.
Payment. The holder shall pay the exercise price in immediately available funds; provided, however, if at any time there is (i) no effective registration statement registering the relevant common stock and (ii) no effective registration statement registering the resale of or no current prospectus available for the resale of the relevant common stock by the holder, the holder may elect to satisfy its obligation to pay the exercise price through a “cashless exercise.”
Fractional Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.
Limitations on Exercise. The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited so that the total number of shares of our common stock then beneficially owned by such holder does not exceed 4.99% (subject to increase, not to exceed 9.99%, in certain circumstances) of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of our common stock issuable upon such exercise). Our obligation to issue shares of our common stock upon the exercise of a warrant shall be suspended until such time, if any, as shares of common stock may be issued in compliance with such limitation.
Adjustment. The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the warrants will be entitled to receive upon exercise of such warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised such warrants immediately prior to such reorganization event.
Rights as Stockholders. The warrant holders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
February 2015 Warrants
The following summary description of the material features of the outstanding warrants that we issued in February 2015 is general and is qualified in its entirety by reference to the form of warrant, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Each warrant represents the right to purchase one share of our common stock at an exercise price of $20.00 per share. Each warrant may be exercised after the date of issuance through and including the date that is five years after the date the warrant is first exercisable.
Exercise. The warrants may be exercised on or prior to the expiration date at the offices of the warrant agent, with the delivery of a written notice in the form attached to the warrant completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised in the form discussed below. Within three trading days, certificates representing the shares of our common stock purchased will be delivered to the warrant holder, or at the warrant holder’s request, the warrant shares will be credited to the warrant holder’s account with the Depository Trust Company. The warrants may be exercised in whole or in part.

Payment. The holder shall pay the exercise price in immediately available funds; provided, however, if at any time there is (i) no effective registration statement registering the relevant common stock and (ii) no effective registration statement registering the resale of or no current prospectus available for the resale of the relevant common stock by the holder, the holder may elect to satisfy its obligation to pay the exercise price through a “cashless exercise.”
Fractional Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.
Limitations on Exercise. The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited so that the total number of shares of our common stock then beneficially owned by such holder does not exceed 4.99% (subject to increase, not to exceed 9.99%, in certain circumstances) of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of our common stock issuable upon such exercise). Our obligation to issue shares of our common stock upon the exercise of a warrant shall be suspended until such time, if any, as shares of common stock may be issued in compliance with such limitation.
Adjustment. The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. The warrants provide for a weighted-average adjustment to the exercise price if we issue or are deemed to issue additional shares of our common stock at a price per share less than the then effective exercise price of the warrants, subject to certain exceptions. In addition, in the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of our common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction, we or any successor entity will be required to purchase at a holder’s option, exercisable at any time concurrently with or within thirty (30) days after the consummation of the fundamental transaction, such holder’s warrants for cash in an amount equal to the value of the unexercised portion of such holder’s warrants, determined in accordance with the Black Scholes option pricing model as specified in the warrants.
Rights as Stockholders. The warrant holders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
August 2016 Warrants
The following summary description of the material features of the outstanding base warrants and pre-funded that we issued in August 2016 is general and is qualified in its entirety by reference to each form of warrant, copies of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Each base warrant represents the right to purchase one share of our common stock at an exercise price of $7.68 per share. Each pre-funded warrant represents the right to purchase one share of our common stock at an exercise price of $0.40 per share. Each warrant may be exercised after the date of issuance through and including the date that is five years after the date the warrant is first exercisable.
Exercise. The warrants may be exercised on or prior to the expiration date at the offices of the warrant agent, with the delivery of a written notice in the form attached to the warrant completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised in the form discussed below. Within three trading days, certificates representing the shares of our common stock purchased will be delivered to the warrant holder, or at the warrant holder’s request, the warrant shares will be credited to the warrant holder’s account with the Depository Trust Company. The warrants may be exercised in whole or in part.
Payment. The holder shall pay the exercise price in immediately available funds; provided, however, if at any time there is (i) no effective registration statement registering the relevant common stock and (ii) no effective registration statement registering the resale of or no current prospectus available for the resale of the relevant common stock by the holder, the holder may elect to satisfy its obligation to pay the exercise price through a “cashless exercise.”
Fractional Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.
Limitations on Exercise. A holder (together with its affiliates) may not exercise any portion of a base warrant or pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase or decrease the amount of ownership of outstanding stock after exercising the holder’s warrants, as applicable, up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will round down to the next whole share.
Adjustment. The exercise price of the base warrants is subject to weighted-average adjustment to the exercise price if we issue or are deemed to issue additional shares of our common stock at a price per share less than the then effective exercise price. For purposes of these adjustments, dilutive issuances do not include (i) up to $15,000,000, in the aggregate, of shares of common stock issued or issuable at an effective price per share less than the exercise price then in effect pursuant to (A) our Sales Agreement with Cantor Fitzgerald & Co. or (B) any similar agreement that may be entered into while this base warrant is outstanding, (ii) securities issued pursuant to board-approved equity incentive plans; provided, however, issuances to consultants shall not exceed 25,000 shares (to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction), in the aggregate, of common stock or common stock equivalents in any twelve month period, (iii) securities issued in certain strategic transactions, and (iv) securities issued upon the exercise of warrants outstanding prior to the issuance of the base warrants and pre-funded warrants.
Fundamental Transactions. In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction, we or any successor entity will be required to purchase, at a holder’s option, exercisable at any time concurrently with or within thirty (30) days after the consummation of the fundamental transaction, such holder’s warrants for cash in an amount equal to the value of the unexercised portion of such holder’s warrants, determined in accordance with the Black Scholes option pricing model as specified in the warrants.
Rights as Stockholders. The warrant holders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Anti-Takeover Provisions
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts, 02021. Its phone number is (781) 575-3120.
Listing on the NYSE MKT
Our common stock is listed on the NYSE MKT under the symbol “IMUC." We do not intend to list the Preferred Stock, the Series 1 Warrants, the Series 2 Warrants or the Series 3 Warrants on the NYSE MKT, any other national securities exchange or any other nationally recognized trading system. Without an active trading market, the liquidity of the Preferred Stock, the Series 1 Warrants, the Series 2 Warrants and the Series 3 Warrants will be limited.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING
We are offering an aggregate of up to 5,000 shares of Preferred Stock, each sold together with (i) 0.6 of a Series 1 Warrant to purchase one share of Preferred Stock, (ii) 0.6 of a Series 2 Warrant to purchase one share of Preferred Stock and (iii) 0.6 of a Series 3 Warrant to purchase one share of Preferred Stock. The Preferred Stock and Warrants are immediately separable and will be issued separately, but will be purchased together in this offering.
Common Stock
The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.
Preferred Stock
Our authorized preferred stock consists of 1,000,000 shares. As of March 31, 2017, there were no shares of preferred stock outstanding. The following is a summary of the material terms of the Preferred Stock. This summary is not complete and is qualified in its entirety by reference to the Certificate of Designations and our Certificate of Incorporation. You should review a copy of the Certificate of Designation filed as an exhibit to the registration statement of which this prospectus forms a part for a complete description of the terms and conditions applicable to the Preferred Stock offered by this prospectus.
Amount of Preferred Stock Shares.   Our board of directors will designate 14,000 shares of preferred stock as Series B Preferred Stock. Each share of Preferred Stock has a par value of  $0.0001 and a stated value of  $1,080, subject to increase as set forth below.
Liquidation.   Upon our liquidation, dissolution or winding-up, the assets of the company available for distribution to our stockholders shall be distributed pari passu among the holders of the shares of our Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock.
Dividends.    Holders of Preferred Stock are entitled to receive cumulative dividends at the rate of 8.0% per annum, payable quarterly on January 1, April 1, July 1 and October 1 and on each conversion date to the converting holder, beginning on the first such date after the original issue date and ending on the date that is 12 months following the original issue date. The form of dividend payments to each holder shall be determined in the following order of priority: (i) if funds are legally available for the payment of dividends and certain equity conditions (as described in the Certificate of Designation, the "Equity Conditions") have not been met, in cash only, (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met, at our sole election, in cash or shares of Common Stock, (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met, in shares of Common Stock, (iv) if funds are not legally available for the payment of dividends and the Equity Condition relating to an effective registration statement has been waived by such holder, as to such holder only, in unregistered shares of Common Stock, and (v) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met, then, at the election of such holder, such dividends accrete to and increase the outstanding stated value of the Preferred Stock and will be considered fully paid and no longer accrued and unpaid dividends. Any dividends that are not paid within three trading days following the applicable payment date other than dividends that accrete to and increase the stated value shall continue to accrue and shall incur a late fee at the rate of 18.0% per annum or the lesser maximum rate permitted by applicable law, which shall accrue daily from the applicable payment date through and including the date of actual payment in full. There are no sinking fund provisions applicable to the Preferred Stock.
Voluntary Conversion.   Each share of Preferred Stock is convertible, at any time from time to time at the holder’s option, into a number of shares of Common Stock determined by dividing $1,080 by the conversion price described below (subject to adjustment described below). The right to convert is limited by the beneficial ownership limitation described below.

Mandatory Conversion.   Subject to the fulfillment of the Equity Conditions, each share of Preferred Stock will automatically convert 12 months following the original issuance date into a number of shares of Common Stock determined by dividing $1,080 by the conversion price described below (subject to adjustment described below).
Beneficial Ownership Limitation.   A holder shall have no right to convert any portion of Preferred Stock, to the extent that, after giving effect to such conversion, such holder, together with such holder's affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% (or, at the election of a holder prior to issuance of any shares of Preferred Stock, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon such conversion (subject to the right of the holder to increase or decrease such beneficial ownership limitation).
Conversion Price.   The conversion price for the Preferred Stock shall be equal to the lesser of (a) the Set Price of  $    , subject to certain adjustments, and (b) 87.5% of the lowest volume weighted average price for our Common Stock as reported at the close of trading on the market reporting trade prices for the Common Stock during the ten trading days ending on, and including, the date of the notice of conversion. In no event shall the conversion price described in (b) be less than $0.35 (as adjusted for splits, stock dividends, distributions of Common Stock or securities convertible, exercisable or exchangeable for Common Stock, subdivisions, combinations and reclassifications) except in the event of anti-dilution adjustments. The Set Price is subject to adjustment for stock splits, stock dividends, distributions of Common Stock or securities convertible, exercisable or exchangeable for Common Stock, subdivisions, combinations and reclassifications. Further, the Set Price is subject to full ratchet adjustment if we issue or are deemed to issue additional shares of our Common Stock at a price per share less than the then effective Set Price. For purposes of these adjustments, dilutive issuances do not include (i) up to $15,000,000, in the aggregate, of shares of Common Stock issued or issuable at an effective price per share less than the exercise price then in effect pursuant to (A) our Sales Agreement with Cantor Fitzgerald & Co. or (B) any similar agreement that may be entered into while the Preferred Stock is outstanding, (ii) securities issued pursuant to board-approved equity incentive plans; provided, however, issuances to consultants shall not exceed 1,000,000 shares (to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction), in the aggregate, of Common Stock or Common Stock equivalents in any twelve month period, (iii) securities issued in certain strategic transactions, and (iv) securities issued upon the exercise of warrants outstanding prior to or in connection with the issuance of the Preferred Stock.
Except as set forth in the exclusions described above, if the Company in any manner grants or sells any rights, warrants or options and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such option or upon conversion, exercise or exchange of any convertible securities issuable upon exercise of any such option or otherwise pursuant to the terms thereof is less than the Conversion Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such option for such price per share. For purposes of this paragraph only, the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such options or upon conversion, exercise or exchange of any convertible securities issuable upon exercise of any such option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of such option, upon exercise of such option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such option for which one share of Common Stock is issuable upon the exercise of any such options or upon conversion, exercise or exchange of any convertible securities issuable upon exercise of any such option or otherwise pursuant to the terms thereof. Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock or of such convertible securities upon the exercise of such options or otherwise pursuant to the terms of or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such convertible securities.
If the Company in any manner issues or sells any convertible securities and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Conversion Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such convertible securities for such price per share. For purposes of this paragraph only, the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the convertible security and upon conversion, exercise or exchange of such convertible security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such convertible security for which one share of Common Stock is issuable upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such convertible security (or any other person) upon the issuance or sale of such convertible security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such convertible security (or any other person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such convertible securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such convertible securities is made upon exercise of any options for which adjustment of the Conversion Price has been or is to be made, except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.
If the purchase or exercise price provided for in any options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any convertible securities, or the rate at which any convertible securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with stock dividends, splits or combination of outstanding Common Stock) the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such options or convertible securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. If the terms of any option or convertible security that was outstanding as of the date of issuance of the Preferred Stock and related Warrants are increased or decreased in the manner described in the immediately preceding sentence, then such option or convertible security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.
If any option and/or convertible security and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the holder of Preferred Stock, the “Primary Security”, and such option and/or convertible security and/or Adjustment Right (as defined below), the “Secondary Securities” and together with the Primary Security, each a “unit”), together comprising one integrated transaction, the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be the lower of (x) the purchase price of such unit, (y) if such Primary Security is an option and/or convertible security, the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise or conversion of the Primary Security in accordance with the paragraphs above and (z) the lowest volume-weighted average price of the Common Stock on any trading day during the four trading day period immediately following the public announcement of such dilutive issuance. If any shares of Common Stock, options or convertible securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, options or convertible securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the volume-weighted average prices of such security for each of the five (5) trading days immediately preceding the date of receipt. If any shares of Common Stock, options or convertible securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, options or convertible securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) trading days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holder.
“Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with the paragraph above) of shares of Common Stock that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).
Rights Upon Distribution.   Holders of Preferred Stock are entitled to receive any dividend or other distribution of our assets (or rights to acquire our assets) declared or made to holders of our Common Stock on an “as if exercised for Common Stock” basis.
Fundamental Transactions.    In the event of any fundamental transaction, as described in the Certificate of Designations and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent conversion of the Preferred Stock, the holder will have the right to receive as alternative consideration, for each share of our Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our Common Stock for which the Preferred Stock is convertible immediately prior to such event.
Voting Rights.   Except as otherwise provided in the Certificate of Designation or required by law, the Preferred Stock has no voting rights. However, as long as any shares of Preferred Stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Preferred Stock, alter or change adversely the powers, preferences or rights given to the Preferred Stock, amend its certificate of designation, amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders or enter into any agreement with respect to any of the foregoing.
Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of Preferred Stock. Any fraction of share shall be rounded down to the next whole share.
Market and Exchange Listing. The Preferred Stock are a new issue of securities and currently there is no market for the securities and we do not expect a market to develop. We do not intend to list or qualify for quotation the Preferred Stock on the NYSE MKT or any securities exchange or market.
Form. The Preferred Stock will be issued in book-entry form pursuant to a transfer agency agreement between us and Computershare Trust Company, N.A., as transfer agent, or such other transfer agent as we may designate, and shall initially be represented by one or more global certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.
Conversion Agent and Registrar. The conversion agent and registrar for our Preferred Stock is Computershare Trust Company, N.A., or such other conversion agent and registrar as we may designate. The address of Computershare Trust Company, N.A. is 250 Royall Street, Canton, Massachusetts, 02021. Its phone number is (781) 575-3120.

Warrants
The following is a brief summary of certain terms and conditions of the Series 1 Warrants, Series 2 Warrants and Series 3 Warrants offered by this prospectus and is subject in all respects to the provisions contained in the Series 1 Warrant and the Series 2 Warrant, the forms of which are filed as an exhibit to the registration statement of which this prospectus forms a part.

Amount of Warrant Shares. 0.6 of a Series 1 Warrant to purchase one share of Preferred Stock, 0.6 of a Series 2 Warrant to purchase one share of Preferred Stock and 0.6 of a Series 3 Warrant to purchase one share of Preferred Stock will be issued for every one share of Preferred Stock sold in this offering. The terms of the Series 1 Warrant, the Series 2 Warrant and the Series 3 Warrants are identical, except for the term.
Exercisability, Exercise Price and Term. Each Warrant offered hereby will have an exercise price of $1,000 per share of Preferred Stock, subject to the adjustments described below. The Series 1 Warrants will be immediately exercisable and will expire on the three-month anniversary of the original issuance date. The Series 2 Warrants will be immediately exercisable and will expire on the six-month anniversary of the original issuance date. The Series 3 Warrants will be immediately exercisable and will expire on the twelve-month anniversary of the original issuance date.
Cashless Exercise. If, at the time a holder exercises its Warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares of Common Stock underlying the Preferred Stock underlying the warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Warrant.
Fractional Shares. No fractional shares of Common Stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will round down to the next whole share.
Fundamental Transactions. In the event of any fundamental transaction, as described in the Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our Common Stock, then upon any subsequent exercise of a Warrant, the holder will have the right to receive as alternative consideration, for each share of our Common Stock that would have been issuable upon conversion of the Preferred Stock issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our Common Stock that would have been issuable upon conversion of the Preferred Stock for which the Warrant is exercisable immediately prior to such event.
Rights as Stockholders. The holders of Warrants do not have the rights or privileges of holders of our Common Stock and any voting rights until they exercise their Warrants and receive shares of our Common Stock. After the issuance of shares of our Common Stock upon conversion of Preferred Stock issued upon exercise of the Warrants, each holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders.
Transferability. Subject to applicable laws and the restriction on transfer set forth in the Warrants, the Warrants may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.
Waivers and Amendments. Subject to certain exceptions, any term of the Series 1 Warrants, the Series 2 Warrants or the Series 3 Warrants may be amended or waived with our written consent and the written consent of the holders of the then-outstanding warrants in such series.
Market and Exchange Listing. The Warrants are a new issue of securities and currently there is no market for the securities. We do not intend to list or qualify for quotation the Warrants on any securities exchange or market.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of the material U.S. federal income considerations relating to the purchase, ownership and disposition of our Common Stock, Preferred Stock or Warrants. This discussion is based on current provisions of the Internal Revenue Code of 1986 (the “Code”), existing and proposed U.S. Treasury Regulations promulgated or proposed thereunder and current administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position.
This discussion is limited to U.S. holders and non-U.S. holders who hold our Common Stock, Preferred Stock or Warrants as capital assets within the meaning of Section 1221 of the Code (generally, as property held for investment). This discussion does not address all aspects of U.S. federal income taxation, such as the U.S. alternative minimum income tax and the Medicare contribution tax on net investment income, nor does it address any aspect of state, local or non-U.S. taxes, or U.S. federal taxes other than income taxes, such as federal estate taxes. This discussion does not consider any specific facts or circumstances that may apply to a holder and does not address the special tax considerations that may be applicable to particular holders, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	pension plans or other retirement accounts;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	certain U.S. expatriates or long-term residents of the United States;

•	persons that have a “functional currency” other than the U.S. dollar;

•	persons that acquire our Preferred Stock or Common Stock as compensation for services;

•	persons deemed to sell our stock or the Warrants under the constructive sale provisions of the Code;

•	owners that hold our Common Stock, Preferred Stock or Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes.

 If any entity taxable as a partnership for U.S. federal income tax purposes holds our Common Stock, Preferred Stock or Warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partner in a partnership or other pass-through entity that holds our Common Stock, Preferred Stock or Warrants should consult his, her or its own tax advisor regarding the applicable tax consequences.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our Common Stock, Preferred Stock or Warrants that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

A “non-U.S. holder” is a beneficial owner of our Common Stock, Preferred Stock or Warrants that is not a U.S. holder or an entity taxable as a partnership for U.S. federal income tax purposes.
Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of purchasing, holding and disposing of our Common Stock, Preferred Stock or Warrants.
U.S. Holders
Purchase of Preferred Stock and Related Warrants
For U.S. federal income tax purposes, the purchase of a share of Preferred Stock and related Warrants will be treated as the purchase of four components: (i) one share of our Preferred Stock, (ii) 0.6 of a Series 1 Warrant to purchase one share of our Preferred Stock, (iii) 0.6 of a Series 2 Warrant to purchase one share of our Preferred Stock and (iv) 0.6 of a Series 3 Warrant to purchase one share of our Preferred Stock. The purchase price for each share of Preferred Stock and related Warrants will be allocated among its components in proportion to the relative fair market value of each at the time of purchase by the holder. This allocation of the purchase price for each share of Preferred Stock and related Warrants will establish a holder’s initial tax basis for U.S. federal income tax purposes in the Preferred Stock and Warrants.
Exercise of Warrants
A U.S. holder generally will not recognize gain or loss on the exercise of a Warrant and related receipt of shares of our Preferred Stock (except to the extent that cash is received in lieu of the issuance of a fractional share of our Preferred Stock). A U.S. holder’s initial tax basis in the shares of our Preferred Stock received (including the fractional share deemed received) upon exercise of a Warrant will be equal to the sum of (a) such U.S. holder’s tax basis in such Warrant plus (b) the exercise price paid by such U.S. holder on the exercise of such Warrant. A U.S. holder’s holding period for the shares of our Preferred Stock underlying the Warrants will begin on the day after the date that the Warrant is exercised.
In certain limited circumstances, a U.S. holder may be permitted to undertake a cashless exercise of Warrants into shares of our Preferred Stock. The U.S. federal income tax treatment of a cashless exercise of Warrants into shares of Preferred Stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.
Certain Adjustments to the Warrants or Preferred Stock
An adjustment to the number of shares of our Common Stock that will be issued upon the conversion of a share of Preferred Stock, or an adjustment to the exercise price of a Warrant, may be treated as a constructive distribution to a U.S. holder of our Preferred Stock or the Warrants, as applicable, or share depending on the circumstances of such adjustment. In addition, the failure to provide for such an adjustment (or to adequately adjust) may also result in a deemed distribution to U.S. holders of our Preferred Stock or the Warrants. Any such constructive distribution may be taxable whether or not there is an actual distribution of cash or other property. However, adjustments to the exercise price of Warrants or conversion price of Preferred Stock made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders thereof generally should not be considered to result in a constructive distribution. Generally, such deemed distributions will be taxable in the same manner as an actual distribution as described below under "—Distributions on Common Stock or Preferred Stock," below, except that it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or the dividend-received deduction applicable to certain dividends paid to corporate holders. You should consult your tax advisor as to whether such deemed distributions are eligible for dividends-received deduction or the preferential rates applicable to certain dividends. Generally, a U.S. holder's tax basis in the underlying stock will be increased to the extent any such constructive distribution is treated as a dividend.

Expiration of the Warrants without Exercise
Upon the lapse or expiration of a Warrant, a U.S. holder will recognize a loss in an amount equal to such U.S. holder’s tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. Deductions for capital losses are subject to significant limitations.
Conversion of Preferred Stock
A U.S. holder generally will not recognize gain or loss upon the conversion of a share of Preferred Stock into Common Stock (except to the extent that cash is received in lieu of the issuance of a fractional share of our Common Stock). A U.S. holder’s initial tax basis in the shares of our Common Stock received upon the conversion of a share of Preferred Stock (including fractional share deemed received) will be equal to such U.S. holder’s tax basis in the share of Preferred Stock (reduced by the basis of any fractional share paid out in cash). A U.S. holder’s holding period for the shares of our Common Stock received upon the conversion of a share of Preferred Stock will include the U.S. holder’s holding period in such share of Preferred Stock.
Treatment of Fractional Shares
A U.S. holder who receives cash in lieu of a fractional share of our Preferred Stock upon the exercise of a Warrant or a fractional share of our Common Stock upon the conversion of the Preferred Stock will allocate the tax basis in the Preferred Stock or Common Stock received over all of the shares received including the fractional share deemed received and will recognize capital gain or loss in the amount of the difference between the cash received and the tax basis allocated to the fractional share. Such gain or loss will be long-term capital gain or loss if at the time of the exercise of the Warrant, or at the time of the conversion the Preferred Stock, has been held by the U.S. holder for more than one year. Preferential tax rates may apply to long-term capital gain of a U.S. holder that is an individual, estate or trust. Deductions for capital losses are subject to significant limitations.
Distributions on Common Stock or Preferred Stock
If we pay distributions of cash or property with respect to our Common Stock or Preferred Stock (including constructive distributions as described above under the heading “Certain Adjustments to the Warrants or Preferred Stock”), those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. holder’s investment, up to such holder’s tax basis in its shares of our Common Stock or Preferred Stock, as applicable. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “—Gain on Sale, Exchange or Other Taxable Disposition.” Dividends received by a corporate U.S. holder may be eligible for the dividends received deduction, and dividends received by non-corporate U.S. holders generally will be subject to tax at the current lower applicable capital gains rates, provided, in each case, that certain holding period and other applicable requirements are satisfied.
Gain on Sale, Exchange or Other Taxable Disposition
Upon the sale or other taxable disposition of Common Stock, Preferred Stock or Warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. holder’s tax basis in such Common Stock, Preferred Stock or Warrants sold or otherwise disposed of. Such gain or loss generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Common Stock, Preferred Stock or Warrants have been held by the U.S. holder for more than one year. Preferential tax rates may apply to long-term capital gain of a U.S. holder that is an individual, estate or trust. Deductions for capital losses are subject to significant limitations.
Non-U.S. Holders
Distributions on Common Stock or Preferred Stock
If we pay distributions of cash or property with respect to our Common Stock or Preferred Stock (including constructive distributions as described above under the heading “Certain Adjustments to the Warrants or Preferred Stock”), those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in its shares of our Common Stock or Preferred Stock, as applicable. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “—Gain on Sale, Exchange or Other Taxable Disposition.” Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. In the case of any constructive distribution, it is possible that this tax would be withheld from any amount owed to the non-U.S. holder, including, but not limited to, distributions of cash, Common Stock or sales proceeds subsequently paid or credited to that holder. If we are unable to determine, at the time of payment of a distribution, whether the distribution will constitute a dividend, we may nonetheless choose to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations.
Distributions that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States (and if an income tax treaty applies and so requires, such distribution is attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the United States) are generally not subject to the 30% withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI (which should be renewed periodically) stating that the distributions are not subject to withholding because they are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and the distribution is effectively connected with the conduct of that trade or business, the distribution will generally have the consequences described above for a U.S. holder (subject to any modification provided under an applicable income tax treaty). Any U.S. effectively connected income received by a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).
A non-U.S. holder who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (which should be renewed periodically), and satisfy applicable certification and other requirements. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty generally may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.
Distributions on our Common Stock or Preferred Stock paid to a non-U.S. holder may also be subject to the withholding described under "—The Foreign Account Tax Compliance Act" below.
Gain on Sale, Exchange or Other Taxable Disposition
Subject to the discussion below in “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other taxable disposition of our Common Stock, Preferred Stock or Warrants unless:

•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to a U.S. holder, and, if the non-U.S. holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

•
the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the amount by which such non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition; or

•
we are or were a “U.S. real property holding corporation” during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our Common Stock or Preferred Stock. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (within the meaning of the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. Even if we are treated as a U.S. real property holding corporation, gain realized by a non-U.S. holder on a disposition of our Common Stock will not be subject to U.S. federal income tax so long as (1) the non-U.S. holder owned, directly, indirectly and constructively, no more than five percent of our Common Stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder's holding period and (2) our

Common Stock is regularly traded on an established securities market. There can be no assurance that our Common Stock will continue to qualify as regularly traded on an established securities market. Disposition by a non-U.S. holder of our Preferred Stock and the Warrants (that are not expected to be regularly traded on an established securities market) may also be eligible for an exemption from withholding even if we are treated as a U.S. real property holding corporation, if on the date such Preferred Stock and/or Warrants were acquired by such non-U.S. holder such holdings had a fair market value no greater than the fair market value on that date of five percent of our regularly-traded Common Stock, provided that, if a non-U.S. holder holding our not regularly-traded Preferred Stock and Warrants subsequently acquires additional such securities, then such interests would be aggregated and valued as of the date of the subsequent acquisition in order to apply this five percent limitation. Non-U.S. holders should consult their tax advisors.

Dividend Equivalents
Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury regulations promulgated under Section 871(m), certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments ("specified ELIs") that reference U.S. stocks may be treated as dividend equivalents ("dividend equivalents") that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. The regulations as originally adopted were to be effective for all covered contracts and instruments issued on or after January 1, 2017. In December 2016, the IRS and Treasury issued guidance which granted temporary transitional relief from the requirements of the regulations in certain circumstances and announced prospective changes to the regulations. Under such guidance Section 871(m) will apply to "delta-one" transactions only for 2017. The application of Section 871(m) to non-delta-one transactions is delayed and Section 871(m) will apply only to non-delta one transactions issued on or after January 1, 2018. A "delta one" instrument is one in which the ratio of the change in the fair market value of the instrument to the change in the fair market value of the property referenced by the contract is equal to 1.00. We do not believe that the Preferred Stock or the Warrants are delta one instruments. Accordingly, non-U.S. holders of the Preferred Stock or the Warrants should not be subject to tax under Section 871(m). However, it is possible that Section 871(m) withholding tax could apply to the Preferred Stock or the Warrants under these rules in the future if either the Preferred Stock or the Warrants were amended and thereby deemed reissued after January 1, 2018 or the Section 871(m) regulations when further amended by the IRS are broader in scope than is anticipated under the current IRS and U.S. Treasury guidance. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. Holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Preferred Stock and the Warrants.

Information Reporting and Backup Withholding
Distributions on, and the payment of the proceeds of a disposition of, our Common Stock, Preferred Stock or Warrants generally will be subject to information reporting if made within the United States or through certain U.S.-related financial intermediaries. Information returns are required to be filed with the IRS and copies of information returns may be made available to the tax authorities of the country in which a holder resides or is incorporated under the provisions of a specific treaty or agreement.
Backup withholding may also apply if the holder fails to provide certification of exempt status or a correct U.S. taxpayer identification number and otherwise comply with the applicable backup withholding requirements. Generally, a holder will not be subject to backup withholding if it provides a properly completed and executed IRS Form W-9 or appropriate IRS Form W-8, as applicable. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided certain information is timely filed with the IRS.
Foreign Account Tax Compliance Act
Legislation commonly known as the Foreign Account Tax Compliance Act, or FATCA, and guidance issued thereunder may impose withholding taxes on certain types of payments made to "foreign financial institutions" (as specifically defined) and certain other non-U.S. entities (including financial intermediaries). Under FATCA, failure to comply with certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds of any property of a type which can produce U.S. source dividends to foreign intermediaries and certain non-U.S. holders. FATCA imposes a 30% withholding tax on dividends or gross proceeds from the sale or other disposition of the shares of our Preferred Stock and the shares of our Common Stock issuable on conversion of such Preferred Stock paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any "substantial United States owners" as specifically defined in FATCA or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or the non-financial foreign entity qualifies for an exemption from the withholding tax. We intend to treat the Warrants as also subject to FATCA. If the payee is a foreign financial institution, in the absence of any applicable exemption, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on "withholdable payments" (as specifically defined) made to certain account holders. An intergovernmental agreement between the United States and the foreign entity's jurisdiction may modify these requirements. Under certain transition rules, any obligation to withhold under FATCA with respect to payments of dividends on the Preferred Stock and the Common Stock is currently in effect, but with respect to the gross proceeds of a sale or other disposition of the Preferred Stock, the Warrants or the Common Stock the obligation to withhold under FATCA will not begin until January 1, 2019. Prospective investors should consult their tax advisors regarding the implications of FATCA with respect to an investment in the Preferred Stock and related Warrants.

UNDERWRITING
We have entered into an underwriting agreement with Maxim Group LLC with respect to the Preferred Stock and related Warrants subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, the number of shares of Preferred Stock and related Warrants provided below opposite its name.

Underwriter	Number of Shares of Preferred Stock and Related Warrants
Maxim Group LLC
Total
The underwriter is offering the shares of Preferred Stock and related Warrants subject to its acceptance of the Preferred Stock and related Warrants from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of Preferred Stock and related Warrants offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of Preferred Stock and related Warrants if any such shares of Preferred Stock and related Warrants are taken.
The underwriter has advised us that it proposes to offer the shares of Preferred Stock and related Warrants to the public at the respective public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $ per share of Preferred Stock and related Warrants. After this offering, the public offering price and concession to dealers may be changed by the representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of our Preferred Stock and related Warrants are offered by the underwriter as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.
Discounts and Expenses

The following table summarizes the public offering price, underwriting discount and proceeds before expenses to us:

	Per Share of Preferred Stock and Related Warrants	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$
We granted the underwriters a warrant solicitation fee of two and a half percent (2.5%) of the gross cash proceeds received by the Company from time to time in connection with the exercise of any Warrant solicited by the Underwriters and in compliance with FINRA Rule 5110(f)(2)(J), payable within three (3) business days of receipt by the Company of any proceeds from the exercise of such Warrant.
In addition, we have agreed to reimburse the underwriters for reasonable out-of-pocket expenses not to exceed $60,000 in the aggregate. We estimate that total expenses payable by us in connection with this offering, other than the underwriting discount referred to above, will be approximately $485,000.
We have also agreed to give the underwriter a right of first refusal to act as our agent in any subsequent financing for nine months following the commencement of sales in this offering.

Our Common Stock is currently traded on the NYSE MKT under the symbol “IMUC.” On July 5, 2017 the closing price of our Common Stock was $1.70 per share.
 The public offering price of the securities offered by this prospectus will be determined by negotiation between us and the underwriter. Among the factors considered in determining the public offering price of the shares were:

•	our history and our prospects;

•	the industry in which we operate;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.
The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the securities sold in this offering. That price is subject to change as a result of market conditions and other factors and we cannot assure you that the securities sold in this offering can be resold at or above the public offering price.
Indemnification
We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended or to contribute to payments that the underwriter may be required to make for these liabilities.
Lock-up Agreements
We, our officers, directors and certain of our stockholders have agreed, subject to limited exceptions, for a period of 90 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of Common Stock or any securities convertible into or exchangeable for our Common Stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the underwriter. The foregoing restrictions will not apply to shares that may be sold by our officers and directors pursuant to trading plans established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, that are in place as of the date of this prospectus, or, after 60 days following the date of this prospectus, shares that may be sold by us pursuant to our Sales Agreement with Cantor Fitzgerald & Co., as agent. The underwriter may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.
Price Stabilization, Short Positions and Penalty Bids
The underwriter has advised us that it does not intend to conduct any stabilization or over-allotment activities in connection with this Offering.
Electronic Distribution
This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by its affiliates. Other than this prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.
Other
From time to time, the underwriter and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees.

Except for the services provided in connection with this offering, the underwriter has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain the underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Offers Outside the United States
Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

NOTICE TO INVESTORS
Notice to Investors in the United Kingdom
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

a.	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

b.
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

c.	by an underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

d.
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
The underwriter has represented, warranted and agreed that:

a.
it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

b.	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.
European Economic Area
In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member

State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the securities offered hereby are “securities.”

LEGAL MATTERS
Cooley LLP, Palo Alto, California, will pass upon the validity of the securities offered hereby. The underwriter is being represented by Ellenoff Grossman & Schole LLP of New York, New York in connection with the offering.

EXPERTS

Marcum LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, as set forth in their report dated March 9, 2017, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Marcum LLP’s report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Preferred Stock and Warrants offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information about us and the Preferred Stock and the Warrants offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the filed exhibits may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.
We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referenced above. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website, other than as specifically incorporated by reference in this prospectus, is not part of this prospectus.
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-35560), excluding any portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 9, 2017;
• our definitive proxy statement on Schedule 14A, filed on April 28, 2017;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2017 filed with the SEC on May 15, 2017; and

•	our Current Reports on Form 8-K filed with the SEC on April 20, 2017, May 5, 2017, June 21, 2017, June 22, 2017 and June 29, 2017.
We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements. We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:
ImmunoCellular Therapeutics, Ltd.
Attn: Chief Financial Officer
23622 Calabasas Road, Suite 3000
Calabasas, California 91302
(818) 264-2300

5,000 Shares of Series B 8.0% Mandatorily Convertible Preferred Stock
Series 1 Warrants to Purchase up to 3,000 Shares of Preferred Stock
Series 2 Warrants to Purchase up to 3,000 Shares of Preferred Stock
Series 3 Warrants to Purchase up to 3,000 Shares of Preferred Stock

Prospectus

Maxim Group LLC

             , 2017

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee and FINRA fee, are estimates.

SEC registration fee	$1,740
FINRA filing fee	$2,750
Accounting fees and expenses	$60,000
Legal fees and expenses	$360,000
Printing and related expenses	$5,000
Miscellaneous	$55,510
Total	$485,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS
Our amended and restated certificate of incorporation provides that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages except as provided pursuant to Delaware law. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of our from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of our and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with the Delaware law. The rights accruing to any person under our amended and restated certificate of incorporation and our amended and restated bylaws do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our amended and restated certificate of incorporation and our amended and restated bylaws.
We have entered into an indemnity agreement with each of our directors. In our employment agreements with Anthony Gringeri and Andrew Gengos, we agreed to indemnify him for all claims arising out of performance of his duties, other than those arising out of his breach of the agreement or his gross negligence or willful misconduct.
Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
The underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriter of us and our directors and officers for certain liabilities under the Securities Act, or otherwise.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES
None.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) Exhibits.
The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.
(b) Financial Statement Schedules.
Financial statement schedules have been omitted, as the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto appearing in the prospectus made part of this registration statement.

ITEM 17.    UNDERTAKINGS
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) To supplement the prospectus, after the expiration of the subscription period to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.
(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in Calabasas, California, on July 12, 2017.

IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ Anthony Gringeri, Ph.D.
Anthony Gringeri, Ph.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Anthony Gringeri, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	July 12, 2017
Anthony Gringeri, Ph.D.

/s/ David Fractor	Chief Financial Officer (Principal Financial and Accounting Officer)	July 12, 2017
David Fractor
*	Director	July 12, 2017
Gregg A. Lapointe

*	Director	July 12, 2017
Rahul Singhvi, Sc.D.

*	Director	July 12, 2017
Mark A. Schlossberg

*	Director	July 12, 2017
Gary S. Titus

*	Director	July 12, 2017
John S. Yu, M.D.

* Pursuant to Power of Attorney

By:	/s/ Anthony Gringeri, Ph.D.
Anthony Gringeri, Ph.D.
Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description	Incorporation by Reference				Filed Herewith
		Form	SEC File No.	Exhibit	Filing Date
1.1	Form of Underwriting Agreement					X
2.1	Agreement and Plan of Reorganization dated as of May 5, 2005, as amended, among Patco Industries Subsidiary, Inc., William C. Patridge, and Spectral Molecular Imaging, Inc., as amended on June 30, 2005, September 26, 2005 and January 20, 2006	8-K	033-17624-NY	2.1	1/26/2006
3.1	Amended and Restated Certificate of Incorporation	8-K	001-35560	3.1	11/3/2006
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	001-35560	3.2	11/3/2006
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	001-35560	3.1	05/09/2007
3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation	10-Q	001-35560	3.1	11/14/2011
3.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	001-35560	3.1	09/24/2013
3.6	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	001-35560	3.1	11/19/2015
3.7	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	001-35560	3.1	11/18/2016
3.8	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	0001-35560	3.1	06/22/2017
3.9	Amended and Restated Bylaws	S-8	333-171652	3.1	1/11/2011
3.10	Amendment to the Amended and Restated Bylaws	8-K	001-35560	3.1	5/25/2012
3.11	Certificate of Designation of Preferences, Rights and Limitations of Series B 8.0% Mandatorily Convertible Preferred Stock					X
4.1	Form of Common Stock Certificate of the Registrant	SB-2	333-140598	4.1	2/12/2007
4.2	Form of Warrant to Purchase Common Stock, originally issued in February 2011	8-K	033-17264-NY	4.1	2/25/2011
4.3	Form of Warrant to Purchase Common Stock, originally issued in January 2012	8-K	033-17264-NY	4.1	1/10/2012
4.4	Form of Warrant to Purchase Common Stock, originally issued in October 2012	8-K	001-35560	10.1	10/19/2012
4.5	Form of Warrant to Purchase Common Stock, originally issued in February 2015	10-Q	001-35560	4.1	5/11/2015
4.6	Form of Base Warrant to Purchase Common Stock, originally issued in August 2016	S-1/A	333-211763	4.8	8/4/2016
4.7	Form of Pre-Funded Warrant to Purchase Common Stock, originally issued in August 2016	S-1/A	333-211763	4.9	8/4/2016
4.8	Form of Warrant to Purchase Series B Preferred Stock					X
5.1**	Opinion of Cooley LLP
10.1	Amended and Restated 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.1	11/14/2011
10.2	Form of Non-Qualified Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.	S-8	333-147278	4.5	11/9/2007

10.3	Form of Incentive Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.	S-8	333-147278	4.6	11/9/2007
10.4†	Exclusive License Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.	8-K	033-17264-NY	10.1	11/22/2006
10.5†	First Amendment to Exclusive License Agreement dated as of June 16, 2008, between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.	10-Q	033-17264-NY	10.2	08/14/2008
10.6	Stock Purchase Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.	8-K	033-17264-NY	10.3	11/22/2006
10.7	Registration Rights Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.	8-K	033-17264-NY	10.4	11/22/2006
10.8	Securities Purchase Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.	8-K	033-17264-NY	10.5	11/22/2006
10.9	Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.	8-K	033-17264-NY	10.2	11/22/2006
10.10	Nonqualified Stock Option Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.	8-K	033-17264-NY	10.6	11/22/2006
10.11	Registration Rights Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.	8-K	033-17264-NY	10.7	11/22/2006
10.12	Agreement dated as of February 14, 2008 between Molecular Discoveries, LLC and ImmunoCellular Therapeutics, Ltd.	10KSB	033-17264-NY	10.20	03/25/2008
10.13	Registration Rights Agreement dated as of April 14, 2008, between Molecular Discoveries, LLC and ImmunoCellular Therapeutics, Ltd.	S-1	333-150277	10.24	04/16/2008
10.14	Agreement dated as of August 1, 2008 between Dr. Cohava Gelber and ImmunoCellular Therapeutics, Ltd.	10-K	001-35560	10.1	03/30/2009
10.15	Second Amendment dated August 1, 2009 to Exclusive License Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.	10-Q	033-17264-NY	10.1	11/13/2009
10.16	Preferred Stock Purchase Agreement dated as of December 3, 2009 between ImmunoCellular Therapeutics, Ltd. and Socius Capital Group, LLC d/b/a Socius Life Sciences Capital Group, LLC	8-K	033-17264-NY	10.1	12/03/2009
10.17	Agreement dated March 1, 2010 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.	10-K	033-17264-NY	10.36	03/31/2010
10.18	Securities Purchase Agreement dated March 11, 2010 between participants in the March 2010 private placement and ImmunoCellular Therapeutics, Ltd.	10-Q	033-17264-NY	10.6	05/181/2010
10.19	Form of Registration Rights Agreement dated as of March 29, 2010 between participants in the March 2010 private placement and ImmunoCellular Therapeutics, Ltd.	S-1/A	333-150277	10.27	05/12/2010
10.20	Modification Agreement dated May 2, 2010 among Socius CG II, Ltd., Socius Life Sciences Capital Group, LLC and ImmunoCellular Therapeutics, Ltd.	S-1/A	333-150277	10.33	05/12/2010

10.21	Third Amendment dated March 26, 2010 to Exclusive License Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.	S-1/A	333-150277	10.35	05/12/2010
10.22	Securities Purchase Agreement dated May 12, 2010 between participants in the May 2010 private placement and ImmunoCellular Therapeutics, Ltd.	10-Q	033-17264-NY	10.11	05/18/2010
10.23	Form of Registration Rights Agreement between participants in the May 2010 private placement and ImmunoCellular Therapeutics, Ltd.	10-Q	033-17264-NY	10.12	05/18/2010
10.24	Purchase Agreement, dated as of February 22, 2011, by and between the ImmunoCellular Therapeutics, Ltd. and each investor named therein	10-Q	001-35560	10.1	5/11/2015
10.25	Registration Rights Agreement, dated as of February 22, 2011, by and among ImmunoCellular Therapeutics, Ltd. and the investors named therein	8-K	033-17264-NY	10.2	02/25/2011
10.26†	Exclusive Sublicense Agreement dated May 28, 2010 between Targepeutics, Inc. and ImmunoCellular Therapeutics, Ltd.	10-K	033-17264-NY	10.48	03/31/2011
10.27†	Sponsored Research and Vaccine Production Agreement dated January 1, 2011 between The Trustees of the University of Pennsylvania and ImmunoCellular Therapeutics, Ltd.	10-K	033-17264-NY	10.49	03/31/2011
10.28	Placement agent agreement dated March 30, 2010 between Gilford Securities Incorporated and ImmunoCellular Therapeutics, Ltd.	10-K	033-17264-NY	10.50	03/31/2011
10.29	Placement agent agreement dated April 7, 2010 between Scarsdale Equities LLC and ImmunoCellular Therapeutics, Ltd.	10-K	033-17264-NY	10.51	03/31/2011
10.30	Consulting Agreement dated October 1, 2010 between JFS Investments and ImmunoCellular Therapeutics, Ltd.	10-K	033-17264-NY	10.52	03/31/2011
10.31	Advisory services agreement dated October 1, 2010 between Garden State Securities Inc. and ImmunoCellular Therapeutics, Ltd.	10-K	033-17264-NY	10.53	03/31/2011
10.32	Co-placement Agents Agreement dated January 31, 2011 among Summer Street Research Partners, Dawson James Securities, Inc. and ImmunoCellular Therapeutics, Ltd.	10-K	033-17264-NY	10.54	03/31/2011
10.33	Agreement dated as of March 13, 2011 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.	10-Q	033-17264-NY	10.4	08/18/2011
10.34†	Patent License Agreement, effective February 10, 2012, among The Trustees of the University of Pennsylvania and ImmunoCellular Therapeutics, Ltd.	10-Q	033-17264-NY	10.50	03/21/2012
10.35†	Exclusive License Agreement, effective February 16, 2012, between the Johns Hopkins University and ImmunoCellular Therapeutics, Ltd.	10-Q	033-17264-NY	10.51	03/21/2012
10.36	Office Lease dated July 1, 2012 between Regent Business Centers and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.1	08/14/2012
10.37	Employment Agreement dated December 3, 2012 between Andrew Gengos and ImmunoCellular Therapeutics, Ltd.	10-K	001-35560	10.54	03/11/2013
10.38	Form of Stock Option Grant Notice for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.	10-K	001-35560	10.55	03/11/2013

10.39	Controlled Equity OfferingSM Sales Agreement dated April 18, 2013 between ImmunoCellular Therapeutics, Ltd. and Cantor Fitzgerald & Co.	8-K	001-35560	10.1	04/18/2013
10.40	Form of Indemnity Agreement between ImmunoCellular Therapeutics, Ltd. and each of its directors and executive officers	10-Q	001-35560	10.1	05/10/2013
10.41	Office Lease dated May 13, 2013 between Calabasas/Sorrento Square, LLC and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.1	08/08/2013
10.42	Master Services Agreement dated September 1, 2010 between Averion International Corp. and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.2	08/08/2013
10.43	Employment Agreement dated August 19, 2013 between Anthony Gringeri and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.1	11/07/2013
10.44†	Amendment No. 1 to the Exclusive License Agreement between the Johns Hopkins University and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.2	11/07/2013
10.45	Amended and Restated 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.3	11/07/2013
10.46	Amendment No. 1 to Amended and Restated 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.4	11/07/2013
10.47	Form of Stock Option Grant Notice for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.5	11/07/2013
10.48	Master Services Agreement dated February 19, 2014 between Aptiv Solutions, Inc. and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10	03/14/2014
10.49	Employment Agreement dated January 30, 2015 between Steven J. Swanson and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.1	5/11/2015
10.50†	Agreement for GMP Manufacturing of ICT-107 dated March 13, 2015 between PharmaCell B.V. and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.2	5/11/2015
10.51†	Amended & Restated Exclusive License Agreement dated May 13, 2015 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.2	8/7/2015
10.52	Form of Restricted Stock Unit Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.1	8/7/2015
10.53†	Services Agreement dated June 11, 20015 between ImmunoCellular Therapeutics, Ltd. and PCT, LLC, a Caladrius Company	10-Q	001-35560	10.3	8/7/2015
10.54†	Second Amendment to Exclusive License Agreement dated August 7, 2015 between ImmunoCellular Therapeutics, Ltd. and Johns Hopkins University	10-Q	001-35560	10.1	11/9/2015
10.55	Employment Agreement dated September 17, 2015 between David Fractor and ImmunoCellular Therapeutics. Ltd., as amended on September 14, 2016	10-Q	001-35560	10.2	11/9/2015
10.56	Independent Contractor Services Agreement effective as of October 1, 2015 between John Yu and ImmunoCellular Therapeutics, Ltd.	10-K	001-35560	10.57	3/30/2016
10.57	Amended and Restated Independent Contractor Services Agreement dated February 1, 2016 between John Yu and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.1	5/13/2016
10.58	2016 Equity Incentive Plan	S-1/A	333-211763	10.59	7/11/2016

10.59	Forms of Stock Option Agreement, Notice of Grant of Stock Option, Restricted Stock Unit Grant Notice and Restricted Stock Award Grant Notice under the 2016 Equity Incentive Plan	S-1/A	333-211763	10.60	7/11/2016
10.60	Non-Employee Director Compensation Plan	S-1/A	333-211763	10.61	7/11/2016
10.61	First Amendment to Lease Extending Term executed on May 18, 2016 between Calabasas/Sorrento Square, LLC and ImmunoCellular Therapeutics, Ltd.	10-Q	001-35560	10.1	8/22/2016
10.62	Separation Agreement dated December 13, 2016 between Andrew Gengos and ImmunoCellular Therapeutics, Ltd.	10-K	001-35560	10.62	3/9/2017
23.1	Consent of Marcum LLP, independent registered public accounting firm					X
23.2**	Consent of Cooley LLP (See Exhibit 5.1)
24.1**	Power of Attorney

_______________________________________________________________________________________________

**	Previously filed.

†
Confidential treatment has been granted with respect to certain portions of this exhibit by the Securities and Exchange Commission. The omitted portions of the exhibit have been separately filed with the Securities and Exchange Commission.